    FOR IMMEDIATE RELEASE

TAG ENTERTAINMENT CORP. REPORTS RECORD THIRD QUARTER 2005
EARNINGS RESULTS

• Revenues increase 148% to $1.7 million
• Achieves earnings profitability of $0.02 per diluted share

BEVERLY HILLS, Calif. November 18, 2005 — TAG Entertainment Corp. (OTCBB: TAGE.OB), a full service entertainment company specializing in the production and distribution of family oriented motion pictures, today reported financial results for the third quarter ended September 30, 2005.

Total revenue for the third quarter of 2005 was $1.7 million, an increase of 148% from $704,000 in the third quarter of 2004. Net income for the quarter was $589,000, compared to a net loss of $1.6 million in third quarter of 2004. Earnings per diluted share were $0.02 for the third quarter of 2005, compared with a loss per diluted share of $0.09 for the third quarter of 2004.

Total revenue for the first nine months of 2005 increased 48% to $2.4 million, compared to $1.6 million in the same period a year ago. Net loss for the first nine months of 2005 decreased 40% to $1.6 million, compared to a net loss of $2.7 million in the same period last year. Loss per diluted share was $0.08 for the first nine months of 2005, compared to a loss per diluted share of $0.16 for the same period last year.

‘‘We are very pleased to have reached a significant financial milestone in the third quarter by achieving record revenues and profitability,’’ commented Steve Austin, Chairman and Chief Executive Officer of TAG Entertainment Corp. ‘‘During the quarter, we continued to benefit from the performance of our film library and we expanded our revenue streams of producer and film distribution fees. Our extensive distribution network allows our films to reach a broad audience and we continue to focus on driving operational efficiencies through the production of high-quality films at optimal costs. Most recently, we announced a worldwide distribution partnership with Warner Bros. Domestic Cable Distribution, New Line Home Entertainment and Seven Arts International for the domestic and international release of ‘‘Popstar’’.’’

Mr. Austin continued, ‘‘Going forward, we will strive to solidify our position as a leading provider of family-oriented motion pictures by increasing our film production, expanding our distribution network, and creating innovative strategic marketing and sponsorship programs. We have an exciting pipeline of family oriented films, including six films currently in the development through post-production phases and we believe that TAG is well positioned for success in the future as we continue to acquire and produce motion pictures for a growing worldwide viewing audience.’’

ABOUT TAG ENTERTAINMENT CORP.

TAG Entertainment Corp. is a publicly-traded, fully integrated family film company based in Beverly Hills, California. TAG's principal business is the development and production of high quality family-oriented feature films for worldwide distribution in the theatrical motion picture markets. In addition, the company develops and produces television programming, including movies-for-television for the major networks, basic cable, pay cable, first-run syndication and international markets. Established in 1999, TAG has fully financed and produced 13 feature films and has acquired certain rights to additional motion pictures.

NOTE:    The statements contained in this press release that are not historical facts are forward-looking statements under federal securities laws that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially include, but are not limited to, TAG's ability to develop and produce additional feature length films; the continued contributions of partners in the promotion of future film projects; TAG's ability to effectively implement its business strategy; and TAG's ability to raise additional capital to fund planned movie projects.

CONTACTS:
TAG Entertainment Corp.
Steve Austin
Chief Executive Officer
310-277-3700

Investor Relations
John Mills
Integrated Corporate Relations, Inc.
310-395-2215
jmills@icrinc.com

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